EXHIBIT 5.18

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 4, 2025, is entered into by and among CrowdCheck, Inc., a Delaware corporation (“CCI”), Nicole Loftus, an individual (“Ms. Loftus”), and KingsCrowd Advisory, Inc., a Delaware corporation (“Purchaser”). CCI and Ms. Loftus may be referred to individually as a “Seller” and together as the “Sellers.” Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, CCI provides legal and compliance services for entrepreneurs, investors and investment platforms in connection with capital formation under the exemptions from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Regulation CF, Regulation A and Regulation D, among other exemptions thereunder (the “Business”); and

WHEREAS, Ms. Loftus is the principal stockholder and an officer and director of CCI; and

WHEREAS, Sellers desire to sell and assign to Purchaser, and Purchaser wishes to purchase from Sellers, substantially all the assets, without assuming any of the existing liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all Contracts, including Intellectual Property Agreements (collectively the “Assigned Contracts”), set forth on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(b) all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (“Permits”) which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 3.13(b);

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(c) all rights to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Actions”) of any nature available to or being pursued by Sellers to the extent related to the Business or the Purchased Assets, whether arising by way of counterclaim or otherwise;

(d) all of Sellers’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(e) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(f) all goodwill and the going concern value of the Purchased Assets and the Business.

In addition to the foregoing, Purchaser is acquiring certain management rights in CrowdCheck Law in consideration of the payment of $500,000 in cash pursuant to the terms of an Approval of the Partners in the form of Exhibit E hereto.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 No Assumption of Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever. For purposes of this Agreement: (i) “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise. (ii) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (iii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $4,500,000.00 (the “Purchase Price”). Purchaser shall pay the Purchase Price by delivery to Sellers of (i) $500,000.00 by wire transfer of immediately available funds to CrowdCheck Law to an account designated in writing by Seller to Buyer (the “Closing Payment”) and (ii) a promissory note in the principal amount of $4,000,000.00 in the form of Exhibit D attached hereto (the “Purchase Note”).

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Section 1.05 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Purchaser and Sellers shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.06 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.07 Third-Party Consents. To the extent that Sellers’ rights under any Purchased Asset may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m., Eastern Time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Sellers and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Purchaser the following:

(i) an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Purchaser of the Purchased Assets;

(ii) the written consent of CrowdCheck Law LLP to the assignment of the Intercompany Agreement between CCI and CrowdCheck Law LLP to Purchaser;

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(iii) an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) a certificate of the Secretary (or equivalent officer) of each Seller certifying as to (A) the resolutions of the board of directors and the shareholders or partners of the Seller, as applicable, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Sellers authorized to sign this Agreement and the other Transaction Documents; and

(v) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Purchaser shall deliver to Sellers the following:

(i) the Closing Payment;

(ii) the Purchase Note;

(iii) the Assignment and Assumption Agreement duly executed by Purchaser; and

(iv) a certificate of the Secretary (or equivalent officer) of Purchaser certifying as to (A) the resolutions of the board of directors of Purchaser, which authorize the execution, delivery, and performance of this Agreement, the Purchase Note and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Purchase Note and the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Purchaser, jointly and severally, that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. CCI is an entity duly organized or formed, validly existing, and in good standing under the Laws of its state of formation. Each Seller has full power and authority and, in Ms. Loftus’ case, the capacity, to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller’s board of directors and stockholders or managers and members, as applicable. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms.

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Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by each Seller of this Agreement and the other Transaction Documents to which a Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement or other governing documents of the Sellers; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to either Seller, the Business or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any Permit or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which a Seller is a party or by which a Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Information. Copies of the internally prepared, unaudited financial information of the Sellers consisting of the balance sheet of the Business as of December 31 2024 and a profit and loss statement and statement of cash flow for the year then ended (the “Financial Information”) are included in Section 3.03 of the Disclosure Schedules. The Financial Information fairly present in all material respects the financial condition of the Business as of the date prepared and the results of the operations of the Business for the period ended December 31, 2024. The balance sheet of the Business as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, except as set forth on Section 3.05 of the Disclosure Schedules, Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

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Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on the applicable Seller that is party to such Assigned Contract in accordance with its terms and is in full force and effect. Neither Sellers nor, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all the Purchased Assets and, upon the closing of this Agreement, Purchaser will acquire the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ knowledge, threatened against or by Sellers: (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) CCI is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.10 Compliance with Laws; Permits.

(a) CCI is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for CCI to conduct its Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by CCI and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.10(b) of the Disclosure Schedules lists all current Permits issued to each Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 3.10(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.10(b) of the Disclosure Schedules.

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Section 3.11 Employment Matters.

(a) Section 3.11(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of CCI with respect to any compensation, commissions, bonuses or fees.

(b) CCI is not, nor has it been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting CCI or any employees of the Business. CCI has no duty to bargain with any Union.

(c) CCI is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against CCI pending, or to the Sellers’ knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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Section 3.12 Taxes. All Taxes due and owing by CCI have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers. All Tax Returns required to be filed by Sellers for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.13 Related Party Transactions. Except as set forth on Section 3.13 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Business in which Sellers, their respective Affiliates, or any of their respective directors, managers, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”). There are no claims related to the Business, the Purchased Assets pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither of the Sellers nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither of the Sellers nor any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Purchaser.

Section 3.15 Intellectual Property.

(a) For purposes of this Agreement, the terms set forth below have the meaning ascribed to them in this Section 3.15(a):

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(i) “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

(ii) “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which either Seller is a party, beneficiary or otherwise bound.

(iii) “Intellectual Property Assets” means all Intellectual Property that is owned by either Seller and used or held for use in the conduct of the Business as currently conducted.

(iv) “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

(v) “Licensed Intellectual Property” means all Intellectual Property in which either Seller hold any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

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(b) Section 3.15(b) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used in the conduct of the Business as currently conducted.

(c) Section 3.15(c) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which CCI is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which CCI is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to CCI’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Sellers have provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on CCI in accordance with its terms and is in full force and effect. To the knowledge of the Sellers, neither CCI nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(d) CCI is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and have the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Sellers have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the applicable Seller whereby such employee or independent contractor (i) acknowledges CCI’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with CCI; (ii) grants to such Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Purchaser with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect CCI’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

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(e) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Purchaser’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Purchaser on substantially the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(f) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. CCI has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(g) The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(h) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by either Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by either Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Sellers are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Neither Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(i) Section 3.15(i) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by each Seller in the conduct of the Business. Sellers have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging (i) any breach or other violation of any Platform Agreement by CCI; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by CCI in connection with its use of social media in the conduct of the Business.

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(j) All Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business (collectively, “Business IT Systems”) of CCI are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past two years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business that has not been remedied. CCI has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(k) CCI has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past two years, CCI has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Sellers’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.16 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.17 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement, the Purchase Note and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, the Purchase Note and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement, the Purchase Note and the Transaction Documents constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement, the Purchase Note and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Purchaser; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause their or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.02 Non-Competition; Non-Solicitation.

(a) Sellers acknowledge the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Purchaser considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of two years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in providing legal and compliance services for entrepreneurs, investors and investment platforms in connection with capital formation under the exemptions from the registration provisions of the Securities Act (the “Restricted Business”) in all jurisdictions in which CCI conducts the Business (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Purchaser; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d) Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

Section 5.05 Receivables. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Purchaser within five (5) business days after their receipt thereof. From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to Sellers within five (5) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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Section 5.08 Non-Disparagement. Each party to this Agreement, agrees not and shall use reasonably commercial efforts to cause any of their respective agents, officers, key employees or directors not to, in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other parties or any of their products or services, in any manner that would damage the business or reputation or otherwise degrade the other party’s reputation of such other parties, their products or services in the business or the community or in the relevant industry.”

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, each Seller shall, jointly and severally, indemnify and defend each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset; or

(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Sellers or any of their Affiliates (other than the Purchased Assets) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Purchaser shall indemnify and defend each of Sellers and their respective Affiliates and Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, or with respect to:

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(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Purchaser pursuant to this Agreement.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its or their sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its or their indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Payment of Indemnification Amounts. Amounts determined to be owing under Section 6.02 and 6.03 shall be paid promptly within ten (10) days after any final judgment or award shall have been rendered by a court of law of competent jurisdiction, arbitration board or administrative agency, or a settlement shall have been consummated. Amounts determined to be owing under Section 6.02 shall be paid by a reduction of the principal amount of the Purchase Note. Amounts determined to be owing under Section 6.03 shall be paid by means of wire transfer to the bank account provided in writing by the Indemnified Party. All amounts paid pursuant to this ARTICLE VI shall be deemed to be an adjustment to the Purchase Price.

Section 6.06 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Sellers:	Pop Venture Inc. 12 East 49th Street 11th Floor New York, NY 10017 Email: n@popventure.com
If to Purchaser:	KingsCrowd Advisory, Inc. 101 Glen Lennox Drive Unit 300 Chapel Hill, NC 27517 Email: chris@kingscrowd.com Attention: Christopher Lustrino, President

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement, the Purchase Note and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

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Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the Purchase Note, the other Transaction Documents, or the transactions contemplated hereby or thereby must be instituted in the federal court of the District of Delaware or the Delaware Court of Chancery, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized [officers/representatives].

SELLERS: CROWDCHECK, INC.
By:
Nicole Loftus President

NICOLE LOFTUS

PURCHASER: KINGSCROWD ADVISORY, INC.
By:
Christopher Lustrino President

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EXHIBITS

Exhibit A:	Definitions Cross-Reference Table
Exhibit B:	Assignment and Assumption Agreement
Exhibit C:	Intellectual Property Assignment Agreement
Exhibit D:	Purchase Note

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EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Accounts Receivable	Section 1.01(b)
Actions	Section 1.01(f)
Affiliate	Section 1.03(b)
Agreement	Preamble
Allocation Schedule	Section 1.05
Assigned Contracts	Section 1.01(d)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(i)
Business	Recitals
Closing	Section 2.01
Closing Date	Section 2.01
Closing Payment	Section 1.04
Contracts	Section 1.01(d)
Control	Section 1.03(b)
Copyrights	Section 3.15(a)(i)
Disclosure Schedules	Section 1.01(d)
Encumbrance	Section 3.02
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.03(b)
Financial Information	Section 3.03
Governmental Authority	Section 1.01(i)
Governmental Order	Section 3.02
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Insurance Policies	Section 3.17
Intellectual Property	Section 3.15(a)(i)
Intellectual Property Assets	Section 3.15(a)(i)

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Intellectual Property Agreements	Section 3.15(a)(i)
Intellectual Property Registrations	Section 3.15(b)
Interim Financial Statements	Section 3.03
Law	Section 3.02
Liabilities	Section 1.03(a)
Licensed Intellectual Property	Section 3.15(a)(i)
Losses	Section 6.02
Material Customers	Section 3.11(a)
Material Suppliers	Section 3.11(b)
Patents	Section 3.15(a)(i)
Permits	Section 1.01(e)
Person	Section 3.02
Platform Agreements	Section 3.15(i)
Purchased Assets	Section 1.01
Purchase Note	Section 1.04
Purchase Price	Section 1.04
Purchaser	Preamble
Purchaser Indemnitees	Section 6.02
Representatives	Section 5.01
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Securities Act	Recitals
Sellers	Preamble
Sellers Indemnitees	Section 6.03
Software	Section 3.15(a)(i)
Tangible Personal Property	Section 1.01(e)
Taxes	Section 3.14
Tax Returns	Section 1.05
Territory	Section 5.02(a)
Third-Party Claim	Section 6.02(d)
Trademarks	Section 3.15(a)(i)
Trade Secrets	Section 3.15(a)(i)
Transaction Documents	Section 2.02(a)(v)
Union	Section 3.14(b)

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DISCLOSURE SCHEDULES

Section 1.01(d):	Assigned Contracts

Section 1.02:	Excluded Assets

Section 3.03:	Financial Information

Section 3.05	Absence of Certain Changes, Events, and Conditions

Section 3.13(b):	Permits

Section 3.14(a):	Employment Matters.

Section 3.16:	Related Party Transactions

Section 3.17:	Insurance

Section 3.15(a):

(i) Intellectual Property Registrations

(ii) Unregistered Trademarks included in the Intellectual Property Assets

(iii) Proprietary Software included in the Intellectual Property Assets

(iv) Other Intellectual Property Assets

Section 3.15(b)	Intellectual Property Agreements

Section 3.15(h):	Social Media Accounts

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EXHIBITS

Exhibit A

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